Exhibit B

CONTROL PERSON IDENTIFICATION

Kite Lake Capital Management (UK) LLP is the relevant entity for which Kite Lake Capital Management Ltd, Kite Lake Capital Ltd., Massoumeh Khadjenouri and Jan Lernout may be considered control persons.